QKL Stores Inc. Receives NASDAQ Notification of Non-Compliance as a Result of Vacancy of Independent Director

Daqing, China, May 29, 2012 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced that on May 19, 2012, China time, it received a letter from Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605 as a result of the vacancy caused by the resignation of Mr. Zhiguo Jin as a member of the Company’s board of directors and the audit committee. Listing Rule 5605 requires that a majority of the Company’s board of directors be comprised of independent members and its audit committee be comprised of three independent members. The letter also indicated that Nasdaq will provide the Company a cure period in accordance with Listing Rules 5605(b)(1)(A) and 5605(c)(4), respectively.

As we previously disclosed on April 25, 2012, Mr. Zhiguo Jin resigned as a member of the board of the Company on April 19, 2012. Mr. Jin also served as Chairman of the nominating and corporate governance committee and as a member of the audit and compensation committees.

The Company is conducting a search for a new director who meets the requirements of Nasdaq and is available for appointment to the Company's board of directors and audit committee within the cure period allowed under the Nasdaq Listing Rules.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores. The Company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc.

In China:
Mike Li, Investor Relations
+86-459-460-7987